Exhibit 10.23

AGREEMENT AND RELEASE OF CLAIMS

THIS AGREEMENT AND RELEASE OF CLAIMS (“Agreement”) is entered into by and between Ranendu Das (the “Employee”) and Atheros Communications, Inc. (the “Company”).

1.	Instructions To Employee.

In order to receive the benefits described in Section 3 below, you must sign this Agreement in the exact form provided, without altering, deleting from, or adding to it.

In order to receive the severance benefits described below, you must sign this Agreement and return it to the Company Human Resources Department, 529 Almanor Ave., Sunnyvale, CA 94085 no later than December 22, 2003, twenty-one (21) calendar days from the date of receipt of this Agreement (December 1, 2003).

This Agreement is an important document, which you should examine carefully before signing. You are encouraged to seek the advice of anyone you need to in order to make an informed decision, including an attorney.

2.	Termination of Employment.

I understand that my employment with the Company will terminate on December 31, 2003.

3.	Severance Benefits.

I understand that under this Agreement I am entitled to receive severance pay in the amount of $95,250. This amount is equal to six months of my regular compensation. I understand that taxes and other legally required deductions will be withheld from the severance pay. This severance payment will be made through regular payroll payments through July 15, 2004. I will be eligible to receive any earned bonus that is paid through the Executive bonus plan for 2003. The amount of bonus paid will be dependent upon the performance to the plans objectives. I will also continue to vest my options granted by the Company on 7/12/2000 and 3/12/2003 through July 15. 2004. This will result in a total of 410,000 options being vested. In addition, if I properly elect to continue the Company’s group health plan coverage under COBRA, the Company will reimburse me for the cost of such coverage for me and my enrolled dependents for January 1, 2004 through June 30, 2004.

4.	Release and Waiver of Claims.

I elect to receive the benefits specified under Section 3 of this Agreement and understand that the benefits are being paid in consideration for my release and waiver of claims as set forth below.

I understand that, as provided in the Older Workers Benefit Protection Act of 1990, I have the right to consult with an attorney before signing this Agreement, that I have a period of up to at least 21 calendar days in which to consider this Agreement, that I may revoke this Agreement within seven calendar days after signing it and that this Agreement is not effective or enforceable until expiration of that seven-day period.

I understand that there are various local, state and federal laws that govern any employment relationship with the Company, including but not limited to laws that prohibit discrimination on the basis of age, color, race, gender, sexual orientation, marital status, national origin, mental or physical disability, religious affiliation or veteran status. Such laws include, but are not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. By signing this Agreement, I intend to give up any rights I may have under these or any other laws with respect to my employment and to the termination of my employment with the Company.

I agree that the benefits set forth in Section 3 are in full satisfaction of any claims, liabilities, demands or causes of action, known or unknown, that I and my heirs, successors and assigns ever had, now have or may claim to have had against the Company or any parents, subsidiaries, directors, officers, employees or agents of the Company, as of the date of this Agreement, excepting claims for vested benefits based on my employment, claims for workers’ compensation insurance or unemployment insurance benefits. Any such claims whether for discrimination, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and claims for wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other claims, are hereby released and I agree and promise that I will not file any lawsuit or administrative complaint asserting any such claims, with the exception that I understand that nothing in this Agreement prohibits me from filing a charge or complaint, including a challenge to the validity of this release of claims, with the Equal Opportunity Employment Commission (“EEOC”) or participating in any investigation or proceeding conducted by the EEOC.

5.	Waiver.

I hereby expressly waive the provisions of California Civil Code Section 1542 California Civil Code section 1542 provides as follows.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

6.	Confidentiality.

I acknowledge that during my employment, I signed the enclosed agreement regarding confidential information and intellectual property in which I agreed to protect Company confidential information both during and after my employment. In the course of my employment I had access to confidential Company information, which I am required to keep confidential both during and after my employment. As a condition of accepting the severance package benefits set forth in Section 3 above, I reaffirm my obligation to keep secret all confidential information that belongs to the Company and to comply with the terms of the enclosed confidentiality agreement.

7.	Property of the Company.

I agree to return all property that belongs to the Company.

8.	Arbitration.

Any dispute or claim arising out of or in connection with this Agreement, my employment by the Company, and/or the termination of my employment by the Company, will be finally settled by binding arbitration in Santa Clara County, California. The arbitration shall be conducted in accordance with the employment dispute resolution rules of the American Arbitration Association by one arbitrator appointed in accordance with those rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section 8. The direct expense of any arbitration proceeding shall be borne equally by the Employee and the Company. Each party shall bear its own attorneys’ fees.

9.	Entire Agreement.

The provisions of this Agreement and the attached Exhibit set forth the entire agreement between the parties concerning termination of my employment. Any other promises, written or oral, are replaced by the provisions of this document, and are no longer effective unless they are contained in this document.

10.	Enforceability.

The fact that any provision of this Agreement is found invalid or unenforceable shall not affect the validity or enforceability of the remainder of this Agreement.

11.	Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, notwithstanding any California choice of laws rule to the contrary.

12.	Execution in Counterpart.

This Agreement may be executed in counterparts and will be valid even though the signatures of all parties do not appear on the same page.

13.	Revocation.

I understand that I have seven (7) calendar days after the date of signing this Agreement to revoke this Agreement. If I sign the Agreement and decide within 7 days to revoke, my revocation should be in writing and delivered to Atheros Communications Human Resources Department, 529 Almanor Ave., Sunnyvale, CA. This Agreement does not become effective until the seven (7) day revocation period has passed.

By signing below, I acknowledge that my election to accept severance benefits, and to release any claims described above, is voluntary.

In addition, I hereby acknowledge by my signature that I have carefully read and fully understood all of the provisions of this document. I have been encouraged to consider this document carefully and to seek legal advice before signing it.

By	/s/ Ranendu Das	12/22/03

	Ranendu Das	Date

By	/s/ Sharon Thompson	12/2/03

	Sharon Thompson Director, Human Resources Atheros Communications, Inc.	Date